EXHIBIT 5.1

Hogan & Hartson LLP
111 South Calvert Street
Suite 1600
Baltimore, MD 21202
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www.hhlaw.com
December 10, 2007
Board of Directors
Martek Biosciences Corporation
6480 Dobbin Road
Columbia, MD 21045
Ladies and Gentlemen:
We are acting as counsel to Martek Biosciences Corporation, a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission, relating to the proposed public offering of up to 340,946 shares of the Company’s common stock, par value $0.10 per share (the “Shares”), and 340,946 associated rights to purchase one one-thousandth of a share of Series B Junior Participating Preferred Stock (the “Rights”) to be issued pursuant to the Rights Agreement, dated as of February 7, 2006 (the “Rights Agreement”), between the Company and Registrar and Transfer Company, as Rights Agent (the “Rights Agent”). All of the Shares and the associated Rights will be sold by the selling stockholders to be named in the prospectus which forms a part of the Registration Statement on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). All of the Shares and associated Rights were issued by the Company to the selling stockholders pursuant to the terms of a Settlement Agreement and General Release dated October 15, 2007 (the “Settlement Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):
1.	An executed copy of the Registration Statement.

2.	An executed copy of the Settlement Agreement.

3.	The Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of State of the State of Delaware on December 7, 2007 and by an officer of the Company on the date hereof as then being complete, accurate and in effect.

Board of Directors
Martek Biosciences Corporation
December 10, 2007

4.	The By-laws of the Company, as amended, as certified by an officer of the Company on the date hereof as then being complete, accurate and in effect.

5.	An executed copy of the Rights Agreement.

6.	Certain resolutions of the Board of Directors of the Company adopted at a meeting of the Board of Directors on September 19, 2007, as certified by an officer of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the execution by the Company of the Settlement Agreement, and arrangements in connection therewith.

7.	Certain resolutions of the Board of Directors of the Company adopted by the Board of Directors by unanimous written consent on December 5, 2007, as certified by an officer of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the issuance of the Shares, the filing of the Registration Statement, and arrangements in connection therewith.

8.	A certificate of an officer of the Company as to certain facts relating to the Company.
In our examination of the aforesaid Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents and the conformity to authentic originals of all of the Documents submitted to us as copies (including telecopies). We also have assumed that the Rights Agreement has been duly authorized, executed, and delivered by the Rights Agent, and that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. In rendering this opinion, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof, the Shares and the associated Rights have been duly authorized by all necessary corporate actions on the part of the Company and, assuming receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors, the Shares and the associated Rights are validly issued, and the Shares are fully paid and nonassessable.

Board of Directors
Martek Biosciences Corporation
December 10, 2007

It should be understood that the opinion above concerning the Rights does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time and that our opinion above addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.
This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.
Very truly yours,
/s/ HOGAN & HARTSON L.L.P.
HOGAN & HARTSON L.L.P.